Exhibit 10.1

EXECUTION VERSION

INTERIM EMPLOYMENT AGREEMENT

THIS INTERIM EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 14, 2012 (the “Effective Date”), by and between Central European Distribution Corporation, a Delaware corporation (the “Company”), and Bartosz Kolacinski (the “Officer”).

WHEREAS, the Officer is currently a party to an employment agreement (the “Current Agreement”) dated October 27, 2008, as amended on April 1, 2012, with CEDC International Sp. z.o.o., a subsidiary of the Company (the “Subsidiary”);

WHEREAS, the Officer has been appointed as the Interim Chief Financial Officer of the Company, effective as of the Effective Date;

WHEREAS, the parties desire to set forth the terms and conditions of the Officer’s employment with the Company during the Term (as hereinafter defined) of this Agreement; and

WHEREAS, the Company desires to employ the Officer, and the Officer desires to be employed by the Company during the Term on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Employment: Effect on Current Agreement

On the terms and conditions set forth in this Agreement, the Company agrees to employ the Officer and the Officer agrees to be employed by the Company during the Term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Except as otherwise provided herein, (i) the provisions of the Current Agreement shall be suspended during the Term, no bonus or other compensation under the Current Agreement shall be earned during the Term, any bonus or other compensation accrued under the Current Agreement prior to such suspension shall be paid by the Company and, for purposes of the Current Agreement, the Officer shall be treated as on a leave of absence, provided, however, that nothing herein shall be construed as interrupting any vesting period which may be applicable under the Current Agreement or any benefit plan in which Officer participated prior to the Term, and (ii) upon termination of the Term or any other termination of this Agreement pursuant to Section 8 hereof, the Current Agreement shall once again apply.

2.	Term.

Subject to earlier termination as provided in Section 8 hereof, the term of employment of the Officer by the Company as provided in Section 1 hereof shall commence as of the Effective Date and continue until the earlier of (a) January 14, 2013 or (b) the 30th day following the date on which a permanent Chief Financial Officer (the “Permanent CFO”) commences employment with the Company (the “Term”). The Term may be extended by mutual agreement of the parties.

3.	Position and Duties.

During the Term, the Officer shall serve as Interim Chief Financial Officer of the Company; provided that during any period within the Term during which the Permanent CFO is employed as such, the Officer shall serve as Deputy Chief Financial Officer. The Officer shall devote the Officer’s reasonable best efforts and substantially full business time to the performance of the Officer’s duties and the advancement of the business and affairs of the Company and its subsidiaries.

4.	Place of Performance.

In connection with the Officer’s employment by the Company, the Officer shall be based at the principal executive office of the Subsidiary in Warsaw, Poland, which the Company retains the right to change in its discretion, or such other place as the Company and the Officer mutually agree, except for required travel on Company business.

5.	Compensation.

5(a)	Base Salary. The parties agree and acknowledge that during the Term the Officer shall be paid base salary in the aggregate amount of 50,000 pln gross per month by the Company and that for one month after expiration of the Term the Officer shall be paid base salary in the aggregate amount of 50,000 pln gross per month by the Company, provided that the Officer shall only receive such base salary during this additional month if the Officer continues to perform such duties as if operationally he were the Interim Chief Financial Officer during this month and the Officer uses all reasonable efforts to effectively transition his responsibilities as Interim Chief Financial Officer to his successor during this month (together, the aggregate monthly base salary in effect from time to time, the “Base Salary”). The Base Salary shall be payable weekly or in such other installments as shall be consistent with the Company’s or the Subsidiary’s payroll practices. Any portion of the Base Salary may be paid by the Subsidiary as determined by the Company in the Company’s sole discretion, but such determination does not relieve the Company of its obligation to pay the Base Salary.

5(b)	Bonus. At the end of the Term, except as provided in Section 8 below, the Officer shall be entitled to receive a bonus equal to 40,000 pln. Such bonus shall be paid no later than thirty (30) days following the end of the Term.

5(c)	Equity Awards. As of the Effective Date, the Officer shall be granted an equity award of 4,000 shares of the Company’s common stock, which award shall vest in full at the end of the Term (except as provided in Section 8 below), it being understood that such shares shall not vest by virtue of occurrence of a Change in Control resulting from the share issuances contemplated by the Amended Securities Purchase Agreement dated July 9, 2012 between the Company and Roust Trading, Ltd.

5(d)	Specific Benefits. During the Term, the Officer shall receive the following fringe benefits, subject to the Company’s policies in effect from time to time:

(d)(i)	Company Car

(d)(ii)	Health plan – Medicover card.

5(e)	Vacation Holidays. During the Term, the Officer shall be entitled vacations and holidays as provided in the Current Agreement.

5(f)	Withholding Taxes and Other Deductions. The Company and the Subsidiary shall withhold from any payments to the Officer, or with respect to any benefits provided under this Agreement, any applicable taxes or other deductions as the Company or Subsidiary determine must be withheld pursuant to applicable law or payroll policies.

6.	Expenses.

The Company or the Subsidiary shall reimburse the Officer for all reasonable expenses incurred by the Officer (in accordance with the policies and procedures in effect for senior executives of the Company and the Subsidiary) in connection with the Officer’s services under this Agreement. The Officer shall account to the Company or the Subsidiary, as the case may be, for such expenses in accordance with policies and procedures established by the Company or the Subsidiary.

7.	Confidential Information.

7(a)	The Officer covenants and agrees that the Officer will not ever, without the prior written consent of the Board of Directors of the Company (the “Board”) or a person authorized by the Board, publish or disclose to any unaffiliated third party or use for the Officer’s personal benefit or advantage any confidential information with respect to any of the Company’s or Subsidiary’s products, services, subscribers, suppliers, marketing techniques, methods or future plans disclosed to the Officer as a result of the Officer’s employment with the Company, to the extent such information has heretofore or shall hereafter remain confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction.

7(b)	The Officer acknowledges that the restrictions contained in Section 7(a) hereof are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Officer agrees that in the event of a breach or threatened breach by the Officer of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Officer from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Officer.

7(c)	The Officer shall deliver promptly to the Company on termination of employment, or at any other time the Company may so request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s and its affiliates’ business which the Officer obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Officer may then possess or have under his or her control.

8.	Termination of Employment.

8(a)	Death. The Officer’s employment hereunder (and the Term) shall terminate upon the Officer’s death.

8(b)	By the Company. The Company may terminate the Officer’s employment (and the Term) hereunder under the following circumstances.

(b)(i)	If the Officer shall have been unable to perform all of the Officer’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than one (1) month, the Company may terminate the Officer’s employment (and the Term) hereunder.

(b)(ii)	The Company may terminate the Officer’s employment (and the Term) hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following:

(1)	you have committed an act of fraud, dishonesty, misrepresentation or breach of trust;

(2)	you have committed a felony or any offense involving moral turpitude;

(3)	you have been found by any regulatory body or self-regulatory organization to have, or have entered into a consent decree determining that you, violated any regulatory requirement or rule of a self-regulatory organization;

(4)	in your capacity as an employee, you have committed an act constituting gross negligence or willful misconduct;

(5)	you have engaged in conduct tending to bring the Company or its affiliates into substantial public disgrace or disrepute; or

(6)	the Board determines in good faith that you have not adequately performed your duties hereunder.

In addition, the Company may terminate the Officer’s employment for “Cause” if the normal business operations of the Company are rendered commercially impractical as a consequence of an act of God, accident, fire, labor controversy, riot or civil commotion, act of public enemy, law, enactment, rule, order, or any act of government or governmental instrumentality, failure of facilities, or other cause of a similar or dissimilar nature that is not reasonably within the control the Company or which the Company could not, by reasonable diligence, have avoided.

8(c)	By the Officer. The Officer may terminate his employment (and the Term) hereunder if any of the following, occur without the Officer’s consent:

(c)(i)	a material diminution in the nature or scope of the Officer’s duties, authority or responsibilities;

(c)(ii)	a reduction in the Base Salary as set forth in Section 5(a) hereof;

(c)(iii)	the Company requiring the Officer to be based as a location in excess of fifty (50) miles from the location of the Subsidiary’s principal executive offices in Warsaw, Poland as of the effective date of this Agreement; or

(c)(iv)	a material breach by the Company of its obligations under this Agreement.

8(d)	Either the Company or the Officer may terminate the Officer’s employment for any reason, other than the reasons specified in Section 8(b) or Section 8(c), upon written notice to the other party as specified in Section 8(e).

8(e)	Notice of Termination.

(e)(i)	Any termination of the Officer’s employment by the Company or the Officer (other than pursuant to Section 8(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10 hereof at least thirty (30) days in advance of such termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the date of termination, the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated.

9.	Compensation Upon Termination.

9(a)	If the Officer’s employment is terminated (i) by the Officer’s death, (ii) due to a disability as provided in Section 8(b)(i) hereof, (iii) by the Company for Cause as provided in Section 8(b)(ii) hereof or (iv) by the Officer as provided in Section 8(d), the Company shall pay all Accrued Obligations to the Officer or the Officer’s estate, or as may be directed by the legal representatives of such estate, and the Company shall have no further obligations to the Officer under this Agreement. “Accrued Obligations” shall mean the following: (1) the lump sum amount of any Base Salary accrued but unpaid through the date of termination, (2) the lump sum amount of any accrued but unused paid time off or sick pay in accordance with Company policy and applicable law, (3) the lump sum of any business expenses incurred, but not reimbursed prior to the date of termination, provided such expenses are properly submitted for reimbursement in accordance with Company and/or Subsidiary policy, (4) any other compensation or benefits which may be owed or provided to or in respect of the Officer, paid or provided in accordance with the terms and provisions of the applicable benefit plans or programs of the Company and/or Subsidiary, and (5) less any advances made to the Officer. For all purposes of this Agreement, the cash payments payable to, or with respect to, the Officer under clauses (1) and (2) of the definition of Accrued Obligations shall be paid within ten (10) days of the date of termination or, if earlier, in accordance with applicable law.

9(b)	If the Company terminates the Officer’s employment (and the Term) other than for Cause, disability or death, prior to the date on which a permanent Chief Financial Officer commences employment with the Company or the Officer terminates his employment (and the Term) as provided in Section 8(c), the Company shall: (i) pay or provide to the Officer all Accrued Obligations; (ii) pay the Officer in a single lump sum payment an amount equal to the amount of Base Salary that would have been paid to the Officer had the Term remained in effect; (iii) pay the Officer in a single lump sum the bonus referred to in Section 5(b) hereof; and (iv) cause the equity award referred to in Section 5(c) to vest; and the Company shall have no further obligations to the Officer under this Agreement.

9(c)

Release. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligations to the Officer pursuant to Section 9(b) upon the Officer’s termination of employment shall be conditioned upon the Officer’s execution and the irrevocability of a release in substantially the form attached hereto as Exhibit A (the “Release”). All cash payments (other than any Accrued Obligations) pursuant to Section 9(b) will be paid on the sixtieth (60th) day following the date of termination, provided that the Release becomes irrevocable to such sixtieth (60th) day. The Company shall provide the Release to the Officer within five days of the Officer’s date of termination.

9(d)	Timing of Payments and Section 409A.

(d)(i) Notwithstanding anything to the contrary in this Agreement, if at the time of the Officer’s termination of employment, the Officer is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Officer’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts of benefits that are not subject to the requirements or Section 409A.

(d)(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(d)(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

10.	Notices.

All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

10(a)	If to the Company:

Central European Distribution Corporation

ul. Bobrowiecka 6,

00-728 Warsaw, Poland

Telecopier: 48 22 45 66 001

Attention: David A. Bailey

Interim Chief Executive Officer

10(b)	If to the Officer:

Bartosz Kolacinski

at the most recent address

in the payroll records of

the Company

Or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.	Severability.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

12.	Survival.

It is the express intention and agreement of the parties hereto that the provisions of Section 7 hereof shall survive the termination of employment of the Officer. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

13.	Assignment.

The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of Company or similar reorganization of a successor corporation.

14.	Binding Effect.

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

15.	Amendment Waiver.

This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

16.	Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

17.	Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

18.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, except for the Current Agreement as provided herein.

19.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ David A. Bailey
Name:	David A. Bailey
Title:	Interim Chief Executive Officer

/s/ Bartosz Kolacinski
Name:	Bartosz Kolacinski
Title:	The Officer

Exhibit A

GENERAL RELEASE AND WAIVER AGREEMENT

This General Release and Waiver Agreement (the “Agreement”) is made and entered into by and between Bartosz Kolacinski (the “Officer”) and Central European Distribution Corporation, a Delaware corporation (“CEDC”) (together, with all of its subsidiaries and affiliated entities, collectively hereinafter referred to as “Company).

I.	TERMINATION OF EMPLOYMENT

The parties acknowledge that the Officer’s employment as Interim Chief Financial Officer of the Company was terminated, effective as of [date].

II.	CONSIDERATION

As consideration for Officer’s entering into and abiding by this Agreement, the Company will pay and provide to the Officer the amounts and benefits set forth in Section 9(b) of the Interim Employment Agreement between CEDC and the Officer, dated as of September 14, 2012 (all such amounts and benefits the “Separation Payments”). The parties agree that the Separation Payments are in excess of any payments or benefits to which Officer may otherwise be entitled from the Company.

III.	COMPLETE RELEASE

Officer, for Officer and Officer’s predecessors, successors, assigns, and heirs, hereby knowingly and voluntarily forever discharges and releases the Company and each of its predecessors and representatives, along with each of its present or former officers, directors, employees, employee benefit plans, stockholders, affiliates, insurers, successors and assigns from all rights, claims and demands Officer may have based on or related to Officer’s employment or termination of employment with the Company or that the Officer had, now has, or may hereafter claim to have based on any facts or events related to Officer’s employment of termination thereof, whether known or unknown by Officer that occurred on or before the date Officer signs this Agreement, including, without limitation, a release of any rights or claims the Officer may have based on (i) the following United States laws: the Civil Rights Acts of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Employee Retirement Income Security Act of 1974, as amended; (ii) applicable laws of the states of the United States concerning wages, employment and discharge; (iii) applicable laws of Poland and the European Union concerning wages, discrimination, employment and discharge; (iv) claims arising out of any legal restrictions of the right to terminate Officer, such as wrongful or unlawful discharge or related causes of action; (v) defamation, invasion of privacy, intentional or negligent infliction of emotional distress or any other tortious conduct; and/or (vi) violations of any contract or promise, express or implied, specifically including, but not limited to, the Employment Agreement (as defined in the Separation Agreement). No reference to the aforementioned causes of action or claims is intended to limit the scope of this Agreement. Notwithstanding the foregoing, the Officer does not hereby release (i) any rights, claims or demands with respect to the period following the effective date of this Agreement (ii) any rights Officer may have under the Company’s or the Subsidiary’s charter documents or state corporate law for indemnification for third-party claims alleging actions or inactions by Officer as an employee, officer or agent of the Company or the Subsidiary, (iii) any obligation of the Company arising under the Indemnification Agreement, dated as of             , 2012, by the Company in favor of Officer or arising under the Interim Employment Agreement or (iv) any rights under the Current Agreement or benefits accrued while employed by the Subsidiary pursuant thereto.

Exhibit A-1

IV.	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

Officer confirms that Officer is over the age of 40 and has been given twenty-one (21) days to review and consider this Agreement before signing it.

V.	ENCOURAGEMENT TO CONSULT WITH AN ATTORNEY

Officer is encouraged to consult with an attorney before signing this Agreement.

VI.	OFFICER’S RIGHT TO REVOKE AGREEMENT

If this Agreement is signed by Officer and returned to the Company within the time specified in Section IV, Officer may revoke this Agreement within seven (7) calendar days of the date of the Officer’s signature. Revocation can be made by delivering a written notice of revocation to the Company. For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter) after the Officer signs this Agreement. If the Officer revokes this Agreement, it shall not be effective or enforceable and Officer will not receive the payments or benefits described in Section II hereof. Notices for the purposes of this paragraph shall be effective if delivered personally, or by certified mail, to the following address (or such other address as the Officer shall notify Company, or Company shall notify the Officer (as the case may be), in each case in writing):

Officer: Bartosz Kolaciaski	Company: Central European Distribution Corporation

at the most recent address in the payroll records of the Company	Bobrowiecka 6 00-728 Warsaw, Poland Attention: David Bailey Facsimile: +48 22 456 60 01

VII.	SEVERABILITY AND JUDICIAL RESTATEMENT

Officer and Company agree that the provisions of this Agreement are severable and divisible. In the event any portion of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

VIII.	MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereunder.

The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

Exhibit A-2

This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Nothing contained in this Agreement is intended to be, or shall be construed to be, an admission of any liability by any party or an admission of the existence of any facts upon which liability could be based.

Officer acknowledges and represents that Officer has voluntarily executed this Agreement.

This Agreement shall not be assignable, except that in the event of the death of Officer while amounts or benefits are still due hereunder, any remaining payments due as described in Section II hereof shall be paid to Officer’s estate.

IX.	EFFECTIVE DATE OF AGREEMENT

The effective date of this Agreement shall be eight (8) calendar days after the date this Agreement is signed and dated by Officer. If the Agreement is not dated by Officer then, in that event, the effective date of this Agreement shall be eight (8) calendar days after receipt of the signed Agreement by Company.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS PRIOR TO THE DATE OFFICER SIGNS THIS AGREEMENT INCLUDING THOSE PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, AND OTHER LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT. OFFICER ACKNOWLEDGES THAT OFFICER HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:

Name:	David Bailey

Title:	Interim Chief Executive Officer

Date:

Bartosz Kolacinski

Date:

Exhibit A-3